FM ENERGY LLC
                                  =============
                                  21484 Paseo Portola
                                  Malibu, CA 90265
                                  Phone: 310-456-6401 Fax: 310-456-6469




COLORADO WYOMING RESERVE COMPANY
1801 Broadway Ste., #600
Denver, CO  80202

Attn:  Mr. J. Samuel Butler, Director

Re:  Lightning Draw/Paradox Basin Exploration Project
San Juan County, Utah

Gentlemen:

This Letter of Intent (LOI) when executed by the parties hereto shall serve as an intent by FM Energy LLC (FME) to participate for up to a twenty percent (20%) Membership Interest in the captioned exploration project. The area and lands are described on Exhibit "A" attached hereto and made a part hereof, with participation subject to the following terms and conditions:

                                  GENERAL TERMS

     I. Colorado Wyoming Reserve Company (CWYR) shall contribute its entire leasehold and seismic option ownership in the Exhibit "A" lands (The Lands). These Lands among others, shall also establish an Area of Mutual Interest (AMI) between FME and CWYR and the term shall run ten
           (10) years.

     II. The term and effective date of this LOI shall be for 120 days from April 30, 2000.


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     III.  CWYR shall not be obligated to purchase any additional leases or seismic options in the Lands, but CWYR shall be obligated to maintain all leases and seismic options currently in effect, which shall include delay rentals and seismic option renewals during the full term of this LOI. Should the parties hereto jointly determine not to pay certain rentals or renew certain seismic options, CWYR will not have defaulted under this provision. Should any leases or seismic options be unintentionally or intentionally lost, CWYR shall have the opportunity to reinstate any lost acreage therein. If CWYR is in default of this provision, this LOI may be void able at the sole discretion of FME.

     IV. ST Oil Company and Edwards Energy Corporation (ST) have entered into An Option Agreement with CWYR to purchase up to a 20% working interest in the project area. This agreement is conditioned upon a proposed business combination and financing arrangement. The Option agreement runs concurrent with this LOI. If ST is unsuccessful with this effort as set out in the Option Agreement, it is unlikely that they will exercise this option. If ST does not exercise this option, FME reserves the right herein to decline any participation under this LOI.

                  OBLIGATIONS AND RIGHTS EARNED UNDER THE LOI

     I. In the event ST exercises it' rights as described in Paragraph IV above, FME shall commit to tender forty percent (40%) of the funds to permit, acquire, process and interpret a 26 to 38 square mile three dimensional (3-D) seismic survey (The Survey) which includes a previously designated program on the subject Lands. Estimated cost to acquire 100% of said survey is $1,000,000. It is agreed that a maximum of $1,000,000 will be budgeted for this survey, but a tolerance of ten percent (10%) will allowed if the actual Survey is more. In the event the survey can be acquired for less than this amount, FME will only be obligated for their proportionate share of the actual survey.

     II. Upon the conditions set forth above, FME will earn an assignment of a twenty percent (20%) Member Interest in the entire subject Lands and project area. CWYR will assign these rights with an eighty percent (80%) net revenue interest, except on the lease known as the Tiger/Legacy lease located in T.31S.-R.23E. wherein CWYR will assign a seventy nine percent (79%) net revenue interest. In the event that CWYR owns less than an entire undivided interest in any lease, FME's interest will be proportionately reduced.


     III. FME shall have the right to form any additional legal entity subsidiary,


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           LLC, Inc. to effect this transaction. Said Entity shall be acceptable to and not impede any of the advantages created by the formation of the Special Purpose Entity as set out below in Paragraph I, Formal Agreement.

     IV. FME shall have the right to employ at their expense, independent Consultants to review all data and information, and shall have reasonable access to all files relative to the Paradox Basin and Area of Mutual interest therein, which is in the possession of CWYR.


     V. FME shall have the right to void this LOI without penalty, at any time, prior to ST exercising its Option as set out herein.

                                FORMAL AGREEMENT

     I. During the LOI period, the parties hereto agree to create a tax favorable, Special Purpose Entity to prosecute and manage the Project. Said entity will be assigned a 100% working interest of which FME will be assigned their proportionate share of the Membership Interest as set out in Paragraph II, Obligations above. Upon demand by the Special Purpose Entitiy, all funds will be forwarded to, and managed by this entity on an on going and as needed basis. Non-payment under any call, shall result in the forfeiture of any interest not paid for under said call resulting in a proportionate reduction of FME's interest. The procedure for handling call demands, shall be set out in detail in the Special Purpose Entity Agreement. A manager of this entity will be named at this time.

     II. This Agreement shall also be subject to that certain Memorandum dated April 30, 2000, which is attached as Exhibit "B" to the ST Option Agreement, and shall set out the directive on how CWYR and FME will proceed with the Special Purpose Entitiy and prosecute the Survey.

If the forgoing terms and conditions are acceptable, please sign in the space provided below, forwarding the enclosed extra copy to our offices within five
(5) Days hereof.

Sincerely,

   /s/ JAMES E. MOORE
James E. Moore, Co-Chairman

Agreed to and accepted this day, May 15, 2000,

   /s/ J. SAMUEL BUTLER
---------------------------
J. Samuel Butler, Director


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                                   EXHIBIT "A"

Attached to that certain OPTION AGREEMENT dated May 8, 2000 by and between, ST OIL COMPANY, EDWARDS ENERGY CORPORATION and COLORADO WYOMING RESERVE COMPANY:

                  LIGHTNING DRAW/PARADOX BASIN LAND DESCRIPTION

                         LEASEHOLD AND OPTIONS OWNED IN:

*T.30S.-R.23E. Sections 19-36; T.30S.-R.24E. Sections 19-36;  T.31 S.-R.22E.
Sections 35, 36;
T.31S.-R.23,  24 E. ALL; T.32S.-R.23,24E. All; T.33S.-R.23,24E. All;
T.34S.-R.24,25,26E. All;
T.35S.-R.25,26E. All*

San Juan County, Utah


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Memo To:          Kim Fuerst             EXHIBIT "B"
From:             Jim Moore
Date:             April 30, 2000
Subject:          Paradox Project




Dear Kim,

The following is what I understand to be the final structure reflecting all parties' comments on how to proceed with the Paradox project.


1.      Form Paradox Partners LLC to pursue the project.

2.      Initial ownership interests (working interests) in Paradox Partners LLC:

        CWYR                                  50.0%
        ST Oil (Edwards/Butler)               20.0          $400,000
        FM Energy                             20.0           400,000
        Greene Group                          10.0           200,000
                                             ------       ------------

                                             100.0%       $1,000,000

3.      Contributions for ownership interests in Paradox Partners LLC:

        - CWYR puts everything it has including ALL acreage (approximately 63,000 acres), science, seismic work, maps, etc., and anything held by Cindy, John and Bob related to this project, into Paradox Partners LLC for its 50% interest.

        - The parties will put in UP TO the amounts shown above ($1,000,000 total), assuming ST Oil exercises its option. The parties (excluding CWYR) will agree to invest on a prorata basis up to an additional $100,000 over and above the $1,000,000 total should the project require additional funds to complete it.

        - This money ($1,100,000 maximum) will be used to complete a 3 dimensional (3-D) seismic survey (the "Survey"), including, but not limited to, permit, acquire, process, and interpret. The Survey will commence as soon as reasonably practical. Other than the funds used for purposes of the Survey, all other expenses of Paradox Partners LLC will be shared according to ownership/working interests among all parties including CWYR.


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        -      This money will also be used to provide CWYR with a line of credit of up to $100,000 for a one year period. These funds will be available to CWYR at its discretion based on the following formula: The entire amount is available to the extent CWYR has not, nor does not, raise at least $100,000 in a private placement (discussed below) or private placements over a one year period. The amount available under the line will be decreased by the amounts CWYR raises in a private placement or private placements in excess of $100,000. Therefore, this line of credit will no longer be available to CWYR once it has raised $200,000. Advances under this line of credit will bear interest at the rate of 8%, and will be due and payable the earlier of one year, or when CWYR receives cash from any source reasonably sufficient to pay off this line.

        - All information from the Survey, including data, will be owned jointly by all the parties based on working interests.

4. Option money. ST Oil pays CWYR $24,000 in nonrefundable option money for a 120-day option to be in the deal. This option will be subject only to completion of its merger, funding, and a commitment for the additional $600,000. ST Oil will exercise its option and proceed with this project as soon as practical after completion of its merger and funding, even if it is much sooner than the end of the 120 day period.

5. FM Energy and the Greene Group agree to be in the deal if ST Oil comes into the deal, but they do not agree to be in the deal with any other partners.

6. CWYR, ST Oil and FM Energy will be apprised by the Greene Group of the individuals and/or entities that will have an economic interest in the project through their group, and such individuals and/or entities must be reasonably acceptable to these parties.

7. FM Energy will have the right to take the whole deal, or bring in other partners to replace ST Oil, if ST Oil decides not to exercise its option. It will also have the right to reduce the size of the Survey if ST Oil does not exercise its option. ST Oil will advise CWYR, FM Energy, and the Greene Group on the status of its deal, and notify these parties immediately should its deal abort and it not be able to exercise the option. Upon such notification CWYR and FM Energy can proceed to replace ST Oil with other partners.

8. Other than the above, no party except FM Energy can reduce its interest by bringing in other partners until after completion of the Survey and a drilling deal or re-sale has occurred, without consent of the other parties.

9. FM Energy and the Greene Group can abort the deal, without penalty, at any time prior to ST Oil exercising its option. Should either FM Energy or the Greene


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        Group about the deal, the other parties may also abort the deal. ST
        Oil will be refunded its option money by CWTR as soon as funds are available, only if the other parties abort the deal. It will not be refunded its option money if it subsequently proceeds with different parties to do the deal.

10 All parties now or in the future (including those that have an economic interest in the parties participating in this deal now or in the future, and any "pass through" entities they may have or use) will enter into an extended 10-year AMI over a portion of the Paradox Basin and further to the north, EXCLUDING any of the parties' existing interests. The AMI will cover all land north of and including T36S, except for the portions of R23E and R24E that are in T36S. The eastern boundary of the AMI will be 1 1/2 full townships east of the Colorado/Utah border to include R19W. The western boundary will include R21E. The northern boundary will extend to include the Ocre Basin, and the Ocre Basin to the east and west to the extent it exceeds the east and west boundaries discussed above. If production is established, this AMI will continue for the life of production, even if this exceeds the initial 10-year period.

11. Any [illegible text] parties on a prorata basis on the exact same terms and cost. Additional acreage acquired will not be burdened with existing overrides, only overrides that exist when the acquiring party first acquires the additional acreage.

12.     Initial operator will be Trinity Petroleum Management or ST Oil.

13. Consultants may be brought into the deal by any party as special consultants to [illegible text] shared. Should data be shared, those parties sharing such data will reimburse on a prorata basis any costs incurred by the party bringing in the consultants.

14. FM Energy and its advisors will be given a full and complete science review and update by Cindy, John and Bob prior to entering into these agreements, and then every 30 days thereafter. These updates will take place as face-to-face meetings in Denver if requested by FM Energy.

15. When Paradox Partners LLC is formed, all seismic and insurance issues will be addressed.

16 All joint decisions of the project will be made by an 80% super-majority vote of all parties through completion of the Survey and a drilling deal or re-sale has occurred, and then by majority vote thereafter.

17. The intent and efforts of the project will be to shoot approximately 36-38 square miles to include the Tiger Prospect, and the prospect just north of the Tiger Prospect. This may require a spec shoot.


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18.     The status of CWYR's ownership of the leases to the north of the Tiger
        Prospect needs to be determined. If it is not owned by CWYR, the parties need to try to secure this block ASAP.

19. FM Energy understands that within the 36-38 square miles being contemplated for the Survey, CWYR will deliver not less than 80% net revenue leases on virtually all leases, and that the Survey will typically cover areas in which CWYR has the greatest concentration of leases.

20. Any monies contributed by ST Oil, FM Energy, and the Greene Group, other than the option money from ST Oil to CWYR, will be limited to the cost of the Survey plus the line of credit to CWYR. The difference between the cap of $1,100,000 and these costs will be reimbursed prorata to ST Oil, FM Energy, and the Greene Group to the extent that these parties have contributed these excess funds.

21. CWYR will pay lease and lease option expenses during the term of ST Oil's options, subject to the $1,100,000 cap. ST Oil, FM Energy, and the Greene Group will reimburse CWYR for 1/2 of these lease costs (starting from March 30, 2000 which includes the approximately $23,000 recently advanced to CWYR by Kim Fuerst) on a prorata basis if, and as soon as, ST Oil's option is exercised. If the option is not exercised, no reimbursement for these lease costs will be required unless FM Energy takes the whole deal, or another partner or partners are brought in by CWYR and FM Energy. Should FM Energy take the whole deal, or bring in other partners, CWYR will be reimbursed 1/2 of these costs by the remaining and the new partners.

22. Tax advantages for investors need to be clarified and effected (e.g.: passive vs. active). Lease and lease options will be dropped to realize tax losses as soon as it is determined that they are of no value following the Survey.

23. Dissolution of Paradox Partners LLC will occur when the Survey is completed and a drilling deal or re-sale has occurred.

24. All appropriate insurances will be secured and maintained for the project.

25. Any agreements entered into by ST Oil, FM Energy and the Greene Group will require a unanimous vote of the board of CWYR, with Kim, Sam, John, and Bob (assuming he is conflicted) abstaining, and documentation satisfactory to all parties.

26. As soon as reasonably practical following proceeding with this deal, CWYR will attempt completion of a private placement of approximately $200,000 - 500,000 or more. It is currently contemplated, but not assured, that the private placement will be done at $0.50 per share with 1/2 warrant exercisable at $1.50 per share for a one year period.


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27.     Upon completion of this private placement, the permitting and archeology process for the Survey will be commenced immediately, even if ST Oil has not yet exercised its option. The monies required for this process will be reimbursed to CWYR prorata by ST Oil, FM Energy, and the Greene
        Group, assuming ST Oil exercises its option.

28. The company will complete monthly budgets for CWYR for the next 12 months.


Sincerely,


/s/ JIM

Jim


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